UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number:  0-28833

/X/Form  10-K  /  /Form  20-F  /  /Form  11-K  /  /Form  10-Q  /  /Form  N-SAR

(Check  One)

                           For Period Ended:  9/30/00
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                 For the Transition Period Ended:_______________

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


                         PART I - REGISTRANT INFORMATION

                             NETWEB ONLINE.COM, INC.
                           ---------------------------
                             Full Name of Registrant

                                       N/A
                                       ---
                            Former Name if Applicable

                       1450 S. Dixie Highway, Suite 101-A
                       ----------------------------------
            Address of Principal Executive Office (Street and Number)

                           Boca Raton, Florida  33432
                           --------------------------
                            City, State and Zip Code

                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a)     The  reasons  described in reasonable detail in Part III of this form  could  not  be  eliminated  without  unreasonable  effort  or  expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]     (c)     The  accountant's  statement  or  other exhibit required by Rule
12b-25(c)  has  been  attached  if  applicable.






                              PART III - NARRATIVE

Despite diligent effort, the Registrant's independent auditors were not able to complete their audit of Registrant's financial statements for the year ended September 30, 2000 in sufficient time to file the Annual Report on Form 10-KSB on or prior to the prescribed due date. Registrant will file the Annual Report prior to the expiration of the 15 day extension obtained hereby. A statement from such auditors is annexed as Exhibit 1.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Samuel  Goldfarb,  Esq.     212               755-6000
-----------------------     ---               --------
(Name)                    (Area  Code)     (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If the answer is no, identify report(s).

[X]     Yes     [  ]     No

(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]     Yes     [X]     No

NetWeb OnLine.Com, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date          December 28,  2000     BY:  /s/  Paul M. Galant
         -----------------------        -----------------------
                                        Paul M. Galant
                                        Secretary